Exhibit 99.1

RPM Reports Fiscal 2022 First-Quarter Results

•	Consolidated sales increased to a record $1.65 billion

•	Net income was $134.6 million and diluted EPS was $1.04, decreasing 25% compared to prior-year period’s extraordinary growth of 70%

•	Consolidated EBIT of $196.8 million decreased 21.4% and adjusted EBIT of $206.8 million declined 23.2% due to supply chain challenges, inflation and tough comparison for Consumer Group

•	Three of four operating segments generated solid sales and adjusted EBIT growth in fiscal 2022 first quarter

•	Exception was Consumer Group, which faced tough comparison to prior-year period when sales increased 33.8% and adjusted EBIT was up 121.6%

•	Making strategic growth investments in fiscal 2022, including two acquisitions and a large manufacturing facility that will improve resiliency, capacity and efficiency

MEDINA, OH – October 6, 2021 – RPM International Inc. (NYSE: RPM), a world leader in specialty coatings, sealants and building materials, today reported financial results for its fiscal 2022 first quarter ended August 31, 2021.

First-Quarter Consolidated Results

Fiscal 2022 first-quarter net sales increased 2.7% to a record $1.65 billion compared to the $1.61 billion reported a year ago. First-quarter net income was $134.6 million, a decrease of 25.5% compared to the $180.6 million reported in the year-ago period, and diluted earnings per share (EPS) were $1.04, a decrease of 25.2% compared to $1.39 reported in the year-ago quarter. Income before income taxes (IBT) was $181.5 million compared to $241.4 million reported in the fiscal 2021 first quarter. RPM’s consolidated earnings before interest and taxes (EBIT) decreased 21.4% to $196.8 million compared to $250.4 million reported in the fiscal 2021 first quarter.

The first quarter included restructuring-related and other expenses that are not indicative of ongoing operations of $10.0 million during fiscal 2022 and $18.9 million in fiscal 2021. Excluding these charges, RPM’s adjusted EBIT decreased 23.2% to $206.8 million compared to $269.2 million during the year-ago period. The company has excluded the impact of gains and losses from marketable securities from adjusted EPS, as their inherent volatility is outside of management’s control and cannot be predicted with any level of certainty. These investments resulted in a net after-tax gain of $2.3 million for the first quarter of fiscal 2022 and a net after-tax gain of $8.1 million during the same quarter last year. Excluding the restructuring and other charges, as well as investment gains, adjusted diluted EPS decreased 25.0% to $1.08 compared to $1.44 in the fiscal 2021 first quarter.

“Our Construction Products Group, Performance Coatings Group and Specialty Products Group generated solid sales and adjusted EBIT growth for the fiscal 2022 first quarter. Their performance was particularly impressive given the raw material shortages, supply chain disruptions and inflation all of our segments have experienced and which have resulted in a negative impact on first-quarter sales of approximately $200 million. Sales and earnings for our Consumer Group decreased during the quarter as a result of these factors, as well as a difficult comparison to the prior-year period. All indicators suggest that the underlying demand for our consumer products is still strong and that the supply and material disruptions the segment is currently experiencing are temporary,” stated RPM Chairman and CEO Frank C. Sullivan.

RPM Reports Fiscal 2022 First-Quarter Results

October 6, 2021

“Across the company, we are continuing to implement price increases, where appropriate, in order to protect our margins. We also continue to benefit from incremental cost savings resulting from our recently concluded MAP to Growth operating improvement program,” stated Sullivan. “Additionally, we are making strategic investments for growth, as evidenced by the two acquisitions we recently completed and the manufacturing facility we purchased. The 178,000-square-foot plant located on 120 acres in Texas will serve as a manufacturing center of excellence for all four of our operating segments. It is fully operational and has an experienced operating team that will enable us to add long-term resilience in our supply chain, improve fill rates and more easily expand production of a number of our high-growth product lines in the coming quarters.”

First-Quarter Segment Sales and Earnings

Construction Products Group net sales increased 17.7%, to a record of $644.4 million during the fiscal 2022 first quarter compared to fiscal 2021 first-quarter sales of $547.7 million, reflecting organic growth of 15.0%, foreign currency translation tailwinds of 2.2% and acquisition growth of 0.5%. Segment IBT was $114.4 million compared with IBT of $98.3 million a year ago. EBIT was a record of $116.2 million, up 15.7% compared to EBIT of $100.5 million during the fiscal 2021 first quarter. The segment incurred $1.0 million in restructuring-related expenses during the first quarter of fiscal 2022, as compared to $1.9 million during the same period of fiscal 2021. Excluding these charges, fiscal 2022 adjusted EBIT increased 14.5% to $117.2 million from adjusted EBIT of $102.3 million reported during the year-ago period.

“Organic growth of 15.0% in the Construction Products Group was particularly impressive given that a relevant market indicator for the segment, non-residential construction put in place, is down 11.6% this calendar year, according to the Portland Cement Association. Nearly all of the businesses in the segment experienced strong top-line performance, in part by focusing on growing markets such as technology and distribution. Those that performed particularly well were our businesses providing commercial roofing systems, concrete admixtures and repair products, and insulated concrete forms. The segment’s European operations generated double-digit top-line growth, due in part to an easier comparison to last year’s first quarter when shelter-in-place requirements were most severe,” stated Sullivan. “Segment earnings increased as a result of market share gains, operational improvements, cost controls and selling price increases, which offset production inefficiencies due to supply chain disruptions and material cost inflation.”

Performance Coatings Group net sales were $285.6 million during the fiscal 2022 first quarter, a 9.9% increase compared to sales of $259.8 million reported a year ago. Organic sales increased 3.8%, while acquisitions contributed 3.7% and foreign currency translation increased sales by 2.4%. Segment IBT was $35.1 million compared with IBT of $28.5 million reported a year ago. EBIT was a record of $35.0 million, a 22.6% increase compared to EBIT of $28.5 million in the fiscal 2021 first quarter. The segment reported first-quarter restructuring-related expenses and other charges that are not indicative of ongoing operations of $2.5 million in fiscal 2022 and $2.3 million in fiscal 2021. Adjusted EBIT, which excludes these charges, increased 21.6% to $37.5 million during the first quarter of fiscal 2022 from $30.9 million during the year-ago period.

RPM Reports Fiscal 2022 First-Quarter Results

October 6, 2021

“Performance Coatings Group results, with EBIT growth outpacing sales, were encouraging because it has been the segment most heavily impacted by the pandemic. Sales increased at nearly all of the Performance Coatings Group’s major business units, partially aided by comparisons to last year’s first quarter when pandemic restrictions did not allow outside contractors on worksites and poor energy market conditions led to deferrals in industrial maintenance spending. Sales were strong at our recently acquired Bison business, in emerging markets and in industrial maintenance outside of the energy sector,” stated Sullivan. “Earnings were boosted by improved pricing, incremental savings from operating improvement initiatives and two recent acquisitions.”

The Specialty Products Group reported record sales of $182.1 million during the first quarter of fiscal 2022, an increase of 15.2% as compared to sales of $158.0 million in the fiscal 2021 first quarter. Organic sales increased 13.5%, foreign currency translation provided a 1.4% tailwind and acquisitions contributed 0.3%. Segment IBT was $24.6 million compared with $20.4 million in the prior-year period. EBIT was $24.6 million, an increase of 19.8% as compared to EBIT of $20.5 million in the fiscal 2021 first quarter. The segment reported first-quarter restructuring-related charges of $0.3 million in fiscal 2022 and $3.5 million in fiscal 2021. Adjusted EBIT, which excludes restructuring-related expenses, was $24.9 million in the fiscal 2022 first quarter, an increase of 3.5% as compared to adjusted EBIT of $24.1 million in fiscal 2021.

“Generating strong top-line growth in the Specialty Products Group were businesses providing marine and powder coatings, wood stains and sealers, and disaster restoration equipment,” stated Sullivan. “Earnings increased due to higher sales volumes and incremental operating improvement program savings, which were partially offset by high raw material inflation, inefficiencies associated with supply chain disruption and investment in SG&A for future growth initiatives. In response, businesses in the segment are continuing to institute price increases.”

Consumer Group sales were $538.4 million during the first quarter of fiscal 2022, a decrease of 16.0% compared to sales of $641.2 million reported in the first quarter of fiscal 2021. Organic sales decreased 20.1%, while acquisitions contributed 3.3% to sales and foreign currency translation provided a 0.8% tailwind. Consumer Group IBT was $45.9 million compared with IBT of $132.7 million in the prior-year period. EBIT decreased 65.5% to $45.8 million compared to EBIT of $132.8 million in the fiscal 2021 first quarter. The segment incurred restructuring-related expenses and other costs that are not indicative of ongoing operations of $1.1 million during fiscal 2022 and $3.9 million during fiscal 2021. Excluding these charges, fiscal 2022 first-quarter adjusted EBIT was $46.9 million, a decrease of 65.7% compared to adjusted EBIT of $136.7 million reported during the prior-year period.

“Our Consumer Group faced a tough comparison to the prior year when sales increased 33.8% and adjusted EBIT was up 121.6% due to unprecedented demand for its home improvement products during the pandemic,” stated Sullivan. “The segment experienced a negative sales impact of approximately $100 million during the first quarter of fiscal 2022 from production outages due to raw material supply constraints. However, the segment’s fiscal 2022 first-quarter sales were 12.3% above pre-pandemic levels of the first quarter of fiscal 2020 in spite of the negative sales impact from shortages. There is pent-up demand for our products, and inventories in many of our channels are low. We expect to recover

RPM Reports Fiscal 2022 First-Quarter Results

October 6, 2021

the lost sales when conditions normalize. Earnings declined during the first quarter of fiscal 2022, as compared to the prior year, as a result of inflation in materials, freight and labor, as well as the unfavorable impact of supply shortages on productivity. These factors were partially offset by price increases and savings from our operating improvement program. We are proactively building resiliency in our supply chain to secure the raw materials we require today and in the future,” stated Sullivan.

Cash Flow and Financial Position

During the fiscal 2022 first quarter, cash generated from operations was $76.1 million compared to $318.1 million a year ago. Capital expenditures were $51.9 million in the quarter, compared to $41.5 million in the year-ago period. Total debt at August 31, 2021 of $2.43 billion compares to $2.38 billion at May 31, 2021. Per the terms of RPM’s bank agreements, the company’s calculated net leverage ratio was 2.42 on August 31, 2021 as compared to 2.39 a year ago. Total liquidity, including cash and committed revolving credit facilities, was $1.38 billion at August 31, 2021, compared to $1.46 billion at May 31, 2021.

“Cash flow decreased due to the unfavorable supply environment’s impact on working capital metrics and margins. We have been building safety stocks, where possible, to mitigate the impact of severe raw material shortages. Liquidity remains high, enabling us to manage through the current supply chain challenges and continue making investments in operational improvements, acquisitions and manufacturing capacity expansions,” stated Sullivan.

Business Outlook

“Looking ahead to our fiscal 2022 second quarter, we expect raw material, freight and wage inflation to persist, as will the raw material shortages and supply chain challenges we have been experiencing. In addition, we face another difficult comparison to the prior year when consolidated adjusted EBIT increased 29.7%,” stated Sullivan. “We anticipate these factors to be partially offset by price increases, operational improvements and additional manufacturing capacity.”

“Based on these factors, we expect our fiscal 2022 second-quarter consolidated sales to increase in the mid-single digits,” stated Sullivan. “Our Construction Products Group, Performance Coatings Group and Specialty Products Group are anticipating double-digit sales growth. Our Consumer Group is anticipating another double-digit decrease in sales due to continued raw material shortages and a difficult comparison to the prior-year period when pandemic-fueled demand rapidly drove organic growth up 15%. However, we do expect the segment’s sales to be above its pre-pandemic level, which is a fairer comparison. While underlying demand for our products and services is strong, significant material shortages and inflationary pressures remain. Accordingly, we expect that the second-quarter results will be directionally similar to the first quarter, with significant year-over-year declines again in our Consumer Group, which is still lapping tough comparisons, and double-digit sales and earnings increases for our other three segments in aggregate. This will result, on a consolidated basis, in a decline of adjusted EBIT of 15% to 25% versus the second quarter of fiscal 2021.”

“Moving forward, we will maintain the positive momentum created by our operating improvement program as we complete its remaining projects, leverage resources across RPM to manage supply chain issues and meet customer demand, identify new opportunities for efficiencies through our continuous improvement culture, and make investments in growth opportunities, including capacity expansions,” Sullivan concluded.

RPM Reports Fiscal 2022 First-Quarter Results

October 6, 2021

Webcast and Conference Call Information

Management will host a conference call to discuss these results beginning at 10:00 a.m. EDT today. The call can be accessed by dialing 833-323-0996 or 236-712-2462 for international callers. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. The call, which will last approximately one hour, will be open to the public, but only financial analysts will be permitted to ask questions. The media and all other participants will be in a listen-only mode.

For those unable to listen to the live call, a replay will be available from approximately 1:00 p.m. EDT on October 6, 2021 until 11:59 p.m. EDT on October 13, 2021. The replay can be accessed by dialing 800-585-8367 or 416-621-4642 for international callers. The access code is 2683398. The call also will be available both live and for replay, and as a written transcript, via the RPM web site at www.RPMinc.com.

About RPM

RPM International Inc. owns subsidiaries that are world leaders in specialty coatings, sealants, building materials and related services. The company operates across four reportable segments: Consumer Group, Construction Products Group, Performance Coatings Group and Specialty Products Group. RPM has a diverse portfolio with hundreds of market-leading brands, including Rust-Oleum, DAP, Zinsser, Varathane, Day-Glo, Legend Brands, Stonhard, Carboline, Tremco and Dryvit. From homes and workplaces, to infrastructure and precious landmarks, RPM’s brands are trusted by consumers and professionals alike to help build a better world. The company employs approximately 15,500 individuals worldwide. Visit www.rpminc.com to learn more.

For more information, contact Russell L. Gordon, vice president and chief financial officer, at 330-273-5090 or rgordon@rpminc.com.

# # #

Use of Non-GAAP Financial Information

To supplement the financial information presented in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”) in this earnings release, we use EBIT, adjusted EBIT and adjusted earnings per share, which are all non-GAAP financial measures. EBIT is defined as earnings (loss) before interest and taxes, with adjusted EBIT and adjusted earnings per share provided for the purpose of adjusting for one-off items impacting revenues and/or expenses that are not considered by management to be indicative of ongoing operations. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT as a performance evaluation measure because interest expense is essentially related to acquisitions, as opposed to segment operations. For that reason, we believe EBIT is also useful to investors as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, income before income taxes as determined in accordance with GAAP, since EBIT omits the impact of interest and investment income or expense in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results. See the financial statement section of this earnings release for a reconciliation of EBIT and adjusted EBIT to income before income taxes, and adjusted earnings per share to earnings per share.

RPM Reports Fiscal 2022 First-Quarter Results

October 6, 2021

Forward-Looking Statements

This press release contains “forward-looking statements” relating to our business. These forward-looking statements, or other statements made by us, are made based on our expectations and beliefs concerning future events impacting us and are subject to uncertainties and factors (including those specified below), which are difficult to predict and, in many instances, are beyond our control. As a result, our actual results could differ materially from those expressed in or implied by any such forward-looking statements. These uncertainties and factors include (a) global markets and general economic conditions, including uncertainties surrounding the volatility in financial markets, the availability of capital and the effect of changes in interest rates, and the viability of banks and other financial institutions; (b) the prices, supply and availability of raw materials, including assorted pigments, resins, solvents, and other natural gas- and oil-based materials; packaging, including plastic and metal containers; and transportation services, including fuel surcharges; (c) continued growth in demand for our products; (d) legal, environmental and litigation risks inherent in our construction and chemicals businesses and risks related to the adequacy of our insurance coverage for such matters; (e) the effect of changes in interest rates; (f) the effect of fluctuations in currency exchange rates upon our foreign operations; (g) the effect of non-currency risks of investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors; (h) risks and uncertainties associated with our ongoing acquisition and divestiture activities; (i) the timing of and the realization of anticipated cost savings from restructuring initiatives and the ability to identify additional cost savings opportunities; (j) risks related to the adequacy of our contingent liability reserves; (k) risks relating to the Covid pandemic; (l) risks related to adverse weather conditions or the impacts of climate change and natural disasters; and (m) other risks detailed in our filings with the Securities and Exchange Commission, including the risk factors set forth in our Annual Report on Form 10-K for the year ended May 31, 2021, as the same may be updated from time to time. We do not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

CONSOLIDATED STATEMENTS OF INCOME

IN THOUSANDS, EXCEPT PER SHARE DATA

(Unaudited)

	Three Months Ended
	August 31,	August 31,
	2021	2020
Net Sales	$1,650,420	$1,606,670
Cost of Sales	1,037,069	953,015

Gross Profit	613,351	653,655
Selling, General & Administrative Expenses	418,850	395,953
Restructuring Expense	1,010	4,233
Interest Expense	21,109	21,745
Investment (Income), Net	(5,750)	(12,763)
Other (Income) Expense, Net	(3,339)	3,118

Income Before Income Taxes	181,471	241,369
Provision for Income Taxes	46,676	60,584

Net Income	134,795	180,785
Less: Net Income Attributable to Noncontrolling Interests	213	190

Net Income Attributable to RPM International Inc. Stockholders	$134,582	$180,595

Earnings per share of common stock attributable to RPM International Inc. Stockholders:
Basic	$1.04	$1.39

Diluted	$1.04	$1.39

Average shares of common stock outstanding - basic	128,083	128,418

Average shares of common stock outstanding - diluted	128,570	128,783

SUPPLEMENTAL SEGMENT INFORMATION

IN THOUSANDS

(Unaudited)

	Three Months Ended
	August 31,	August 31,
	2021	2020
Net Sales:
CPG Segment	$644,362	$547,690
PCG Segment	285,595	259,788
SPG Segment	182,055	158,024
Consumer Segment	538,408	641,168

Total	$1,650,420	$1,606,670

Income Before Income Taxes:
CPG Segment
Income Before Income Taxes (a)	$114,357	$98,349
Interest (Expense), Net (b)	(1,870)	(2,110)

EBIT (c)	116,227	100,459
MAP to Growth & other cost-savings related initiatives (d)	952	1,866

Adjusted EBIT	$117,179	$102,325

PCG Segment
Income Before Income Taxes (a)	$35,077	$28,514
Interest Income (Expense), Net (b)	82	(31)

EBIT (c)	34,995	28,545
MAP to Growth & other cost-savings related initiatives (d)	2,196	2,326
Acquisition-related costs (e)	339	—

Adjusted EBIT	$37,530	$30,871

SPG Segment
Income Before Income Taxes (a)	$24,556	$20,449
Interest (Expense), Net (b)	(35)	(82)

EBIT (c)	24,591	20,531
MAP to Growth & other cost-savings related initiatives (d)	336	3,543

Adjusted EBIT	$24,927	$24,074

Consumer Segment
Income Before Income Taxes (a)	$45,915	$132,722
Interest Income (Expense), Net (b)	75	(62)

EBIT (c)	45,840	132,784
MAP to Growth & other cost-savings related initiatives (d)	290	3,944
Unusual executive costs, net of insurance proceeds (f)	764	—

Adjusted EBIT	$46,894	$136,728

Corporate/Other
(Loss) Before Income Taxes (a)	$(38,434)	$(38,665)
Interest (Expense), Net (b)	(13,611)	(6,697)

EBIT (c)	(24,823)	(31,968)
MAP to Growth & other cost-savings related initiatives (d)	3,880	7,169
Unusual executive costs, net of insurance proceeds (f)	1,219	7

Adjusted EBIT	$(19,724)	$(24,792)

TOTAL CONSOLIDATED
Income Before Income Taxes (a)	$181,471	$241,369
Interest (Expense)	(21,109)	(21,745)
Investment Income, Net	5,750	12,763

EBIT (c)	196,830	250,351
MAP to Growth & other cost-savings related initiatives (d)	7,654	18,848
Acquisition-related costs (e)	339	—
Unusual executive costs, net of insurance proceeds (f)	1,983	7

Adjusted EBIT	$206,806	$269,206

(a)	The presentation includes a reconciliation of Income (Loss) Before Income Taxes, a measure defined by Generally Accepted Accounting Principles in the United States (GAAP), to EBIT and Adjusted EBIT.
(b)	Interest Income (Expense), Net includes the combination of Interest Income (Expense) and Investment Income (Expense), Net.
(c)

EBIT is defined as earnings (loss) before interest and taxes, with Adjusted EBIT provided for the purpose of adjusting for items impacting earnings that are not considered by management to be indicative of ongoing operations. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT, or adjusted EBIT, as a performance evaluation measure because interest expense is essentially related to acquisitions, as opposed to segment operations. For that reason, we believe EBIT is also useful to investors as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, income before income taxes as determined in accordance with GAAP, since EBIT omits the impact of interest and investment income or expense in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results.

(d)	Reflects restructuring and other charges, almost all of which have been incurred in relation to our Margin Acceleration Plan initiatives, as follows:

“Inventory-related charges,” all of which have been recorded in Cost of Goods Sold;

“Headcount reductions, closures of facilities and related costs, and accelerated vesting of equity awards,” all of which have been recorded in Restructuring Expense;

“Accelerated Expense—Other,” “Receivable writeoffs (recoveries),” “ERP consolidation plan,” “Professional Fees,” “Unusual costs triggered by executive departures,” “Divestitures,” & “Discontinued Product Line,” all of which have been recorded in Selling, General & Administrative Expenses.

(e)	Acquisition costs reflect amounts included in gross profit for inventory step-ups.
(f)	Reflects unusual compensation costs, net of insurance proceeds, recorded unrelated to our MAP to Growth initiative, including stock and deferred compensation plan arrangements.

SUPPLEMENTAL INFORMATION

RECONCILIATION OF “REPORTED” TO “ADJUSTED” AMOUNTS

(Unaudited)

	Three Months Ended
	August 31,	August 31,
	2021	2020
Reconciliation of Reported Earnings per Diluted Share to Adjusted Earnings per Diluted Share (All amounts presented after-tax):
Reported Earnings per Diluted Share	$1.04	$1.39
MAP to Growth & other cost-savings related initiatives (d)	0.05	0.12
Unusual executive costs, net of insurance proceeds (f)	0.01	—
Investment returns (g)	(0.02)	(0.07)

Adjusted Earnings per Diluted Share (h)	$1.08	$1.44

(d)	Reflects restructuring and other charges, almost all of which have been incurred in relation to our Margin Acceleration Plan initiatives, as follows:

“Inventory-related charges,” all of which have been recorded in Cost of Goods Sold;

“Headcount reductions, closures of facilities and related costs, and accelerated vesting of equity awards,” all of which have been recorded in Restructuring Expense;

“Accelerated Expense—Other,” “Receivable writeoffs (recoveries),” “ERP consolidation plan,” “Professional Fees,” “Unusual costs triggered by executive departures,” “Divestitures,” & “Discontinued Product Line,” all of which have been recorded in Selling, General & Administrative Expenses.

(f)	Reflects unusual compensation costs, net of insurance proceeds, recorded unrelated to our MAP to Growth initiative, including stock and deferred compensation plan arrangements.
(g)

Investment returns include realized net gains and losses on sales of investments and unrealized net gains and losses on equity securities, which are adjusted due to their inherent volatility. Management does not consider these gains and losses, which cannot be predicted with any level of certainty, to be reflective of the Company’s core business operations.

(h)	Adjusted EPS is provided for the purpose of adjusting diluted earnings per share for items impacting earnings that are not considered by management to be indicative of ongoing operations.

CONSOLIDATED BALANCE SHEETS

IN THOUSANDS

(Unaudited)

	August 31, 2021	August 31, 2020	May 31, 2021
Assets
Current Assets
Cash and cash equivalents	$213,212	$251,765	$246,704
Trade accounts receivable	1,224,095	1,215,057	1,336,728
Allowance for doubtful accounts	(52,181)	(55,927)	(55,922)

Net trade accounts receivable	1,171,914	1,159,130	1,280,806
Inventories	997,255	783,472	938,095
Prepaid expenses and other current assets	330,315	262,668	316,399

Total current assets	2,712,696	2,457,035	2,782,004

Property, Plant and Equipment, at Cost	1,949,817	1,803,824	1,967,482
Allowance for depreciation	(998,993)	(942,849)	(1,002,300)

Property, plant and equipment, net	950,824	860,975	965,182

Other Assets
Goodwill	1,349,137	1,278,534	1,345,754
Other intangible assets, net of amortization	626,244	583,787	628,693
Operating lease right-of-use assets	298,878	283,546	300,827
Deferred income taxes, non-current	26,671	36,577	26,804
Other	201,754	193,965	203,705

Total other assets	2,502,684	2,376,409	2,505,783

Total Assets	$6,166,204	$5,694,419	$6,252,969

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$647,568	$525,980	$717,176
Current portion of long-term debt	1,649	45,913	1,282
Accrued compensation and benefits	156,031	133,880	258,380
Accrued losses	25,309	22,269	29,054
Other accrued liabilities	333,065	364,735	325,522

Total current liabilities	1,163,622	1,092,777	1,331,414

Long-Term Liabilities
Long-term debt, less current maturities	2,429,623	2,297,172	2,378,544
Operating lease liabilities	256,661	242,903	257,415
Other long-term liabilities	417,072	545,707	436,176
Deferred income taxes	108,506	63,789	106,395

Total long-term liabilities	3,211,862	3,149,571	3,178,530

Total liabilities	4,375,484	4,242,348	4,509,944

Stockholders’ Equity
Preferred stock; none issued	—	—	—
Common stock (outstanding 129,743; 129,975; 129,573)	1,297	1,300	1,295
Paid-in capital	1,061,161	1,024,879	1,055,400
Treasury stock, at cost	(671,314)	(587,232)	(653,006)
Accumulated other comprehensive (loss)	(540,508)	(667,662)	(514,884)
Retained earnings	1,937,940	1,678,309	1,852,259

Total RPM International Inc. stockholders’ equity	1,788,576	1,449,594	1,741,064
Noncontrolling interest	2,144	2,477	1,961

Total equity	1,790,720	1,452,071	1,743,025

Total Liabilities and Stockholders’ Equity	$6,166,204	$5,694,419	$6,252,969

CONSOLIDATED STATEMENTS OF CASH FLOWS

IN THOUSANDS

(Unaudited)

	Three Months Ended
	August 31,	August 31,
	2021	2020
Cash Flows From Operating Activities:
Net income	$134,795	$180,785
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation and amortization	37,944	35,317
Restructuring charges, net of payments	(2,004)	(1,972)
Fair value adjustments to contingent earnout obligations	1,027	2,712
Deferred income taxes	(3,452)	1,938
Stock-based compensation expense	5,763	10,457
Net (gain) on marketable securities	(3,476)	(11,784)
Other	(76)	(10)
Changes in assets and liabilities, net of effect from purchases and sales of businesses:
Decrease in receivables	98,166	692
(Increase) decrease in inventory	(68,155)	43,395
(Increase) in prepaid expenses and other current and long-term assets	(15,648)	(5,526)
(Decrease) increase in accounts payable	(42,912)	4,945
(Decrease) in accrued compensation and benefits	(100,201)	(55,368)
(Decrease) increase in accrued losses	(3,530)	1,936
Increase in other accrued liabilities	37,866	109,399
Other	—	1,173

Cash Provided By Operating Activities	76,107	318,089

Cash Flows From Investing Activities:
Capital expenditures	(51,888)	(41,488)
Acquisition of businesses, net of cash acquired	(35,802)	—
Purchase of marketable securities	(5,843)	(17,104)
Proceeds from sales of marketable securities	2,766	16,070
Other	250	244

Cash (Used For) Investing Activities	(90,517)	(42,278)

Cash Flows From Financing Activities:
Additions to long-term and short-term debt	60,547	136
Reductions of long-term and short-term debt	(471)	(213,090)
Cash dividends	(48,901)	(46,622)
Repurchases of common stock	(12,500)	—
Shares of common stock returned for taxes	(5,802)	(7,115)
Payments of acquisition-related contingent consideration	(60)	(2,217)

Cash (Used For) Financing Activities	(7,187)	(268,908)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(11,895)	11,446

Net Change in Cash and Cash Equivalents	(33,492)	18,349
Cash and Cash Equivalents at Beginning of Period	246,704	233,416

Cash and Cash Equivalents at End of Period	$213,212	$251,765